Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 20, 2021 (except for the effects of the Company’s adoption of ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, as described in Note 2, as to which the date is May 5, 2022) with respect to the consolidated financial statements of Great Elm Group, Inc. included in this Current Report on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Great Elm Group, Inc. on Form S-3 (File Nos. 333-252236 and 333-252237) and on Form S-8 (File Nos. 333-251800 and 333-261272).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
May 5, 2022